As filed with the Securities and Exchange Commission on November 2, 2023

Registration Statement No. 333-274778

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3/A

Amendment No. 1

REGISTRATION STATEMENT Under The Securities Act of 1933

TC BIOPHARM (HOLDINGS) PLC

(Exact name of Registrant as specified in its charter)

Scotland	8731	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Maxim 1, 2 Parklands Way

Holytown, Motherwell, ML1 4WR

Scotland, United Kingdom

+44 (0) 141 433 7557

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TC BioPharm (North America) Inc.

c/o Business Filings, Inc.

108 West 13th Street

Wilmington, Delaware 19801

(800) 981-7183

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all communications including communications sent to agent for service, should be sent to:

Richard A. Friedman, Esq. Stephen Cohen, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Telephone: (212) 653-8700 Facsimile: (212) 653-8701

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 2, 2023

UP TO 12,942,813

AMERICAN DEPOSITARY SHARES

REPRESENTING 12,942,813 ORDINARY SHARES

TC BIOPHARM (HOLDINGS) PLC

This prospectus relates to the offer and resale of series D purchase warrants (the “Series D Warrants”) to purchase up to 12,475,000 American Depositary Shares (the “ADSs”), which were issued by us pursuant to a letter agreement dated August 30, 2023 (the “Letter Agreement”) and placement agent warrants (the “Placement Agent Warrants” and together with the Series D Warrants, the “Warrants”) to purchase up to 467,813 ADSs, which were issued by us pursuant to an engagement agreement, dated November 1, 2022, as amended (the “Engagement Agreement”). Each ADS represents one of our ordinary shares, par value £0.0001 per share. The holders of the ADSs are each referred to herein as a “Selling Shareholder”.

The exercise price of the Series D Warrants is £0.35 per ADS. The exercise price of the Placement Agent Warrants is £0.4375 per ADS. See “Use of Proceeds”. The Selling Shareholders, or its respective transferees, pledgees, donees or other successors-in-interest, may sell the ADSs through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the Selling Shareholders may sell their ADSs hereunder following the effective date of this registration statement. We provide more information about how the Selling Shareholders may sell its ADSs in the section titled “Plan of Distribution” on page 27.

We are registering the ADSs on behalf of the Selling Shareholders to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of the ADSs by any selling shareholder, we will receive proceeds from the exercise of any Warrants for cash. We have agreed to bear all of the expenses incurred in connection with the registration of the ADSs. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the ADSs.

Our ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “TCBP”. On October 27, 2023, the closing trading price for our ADSs, as reported on Nasdaq, was US$0.3601 per ADS.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. Before buying any ADSs, you should carefully read the discussion of material risks of investing in the ADSs and the company. See “Risk Factor Summary” beginning on page 12 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated ___________, 2023

We have not authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. We take no responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus, and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of the ADSs means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy the ADSs in any circumstances under which such offer or solicitation is unlawful.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell the ADSs, and seeking offers to buy the ADSs, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

For investors outside of the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we and the Selling Shareholders may offer. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other documents are not necessarily complete. If the SEC rules and regulations require that an agreement or other document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. This prospectus may be supplemented by a prospectus supplement that may add, update, or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”

Each time we sell any securities offered by us under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering. A prospectus supplement may also add, update, or change information contained in this prospectus (including documents incorporated herein by reference). Notwithstanding the foregoing, the Selling Shareholders may sell the ADSs offered by them registered hereby without being accompanied by a prospectus supplement. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and the accompanying prospectus supplement together with additional information described under the headings “Incorporation of Documents by Reference” before investing in any of the securities offered.

You should rely only on the information provided or incorporated by reference in this prospectus or in the prospectus supplement. Neither we nor the Selling Shareholders have authorized anyone to provide you with additional or different information. Neither we nor the Selling Shareholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. Neither we nor the Selling Shareholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security, unless we indicate otherwise. Our business, financial condition, results of operations and/or prospects may have changed since those dates.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find Additional Information.”

Unless the context requires otherwise, in this prospectus TC BioPharm (Holdings) plc (formerly TC BioPharm (Holdings) Limited, which was re-registered as a public limited company on January 10, 2022) and its subsidiaries (“Subsidiar(y/ies)”), and TC BioPharm Limited (our principal trading subsidiary) shall collectively be referred to as “TCB,” “the Company,” “the Group”, “we,” “us,” and “our” unless otherwise noted.

On December 17, 2021, prior to our initial public offering, the Company undertook a corporate reorganization pursuant to which TC BioPharm (Holdings) plc became the group holding company. The Company in turn effected a forward split of its ordinary shares on a 10 for 1 basis. On November 18, 2022 the Company undertook a reverse share split such that fifty issued ordinary share were exchanged for one new ordinary share. As a result of the share splits, all references included in this document to units of ordinary shares or per share amounts are reflective of the forward and reverse share splits for all periods presented. In addition, the exercise prices and the numbers of ordinary shares issuable upon the exercise of any outstanding options to purchase ordinary shares were proportionally adjusted pursuant to the respective anti-dilution terms of the share-based payment plans.

The consolidated financial statement data as at December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, as well as the unaudited condensed consolidated interim financial statement data as at June 30, 2023 and 2022 and for the six months ended June 30, 2023 and 2022 have been derived from our consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Our financial information is presented in pounds sterling. The figures as at December 31, 2022 and for the year ended December 31, 2022 have been translated from pounds sterling into U.S. dollars at the rate of £1.00 to $1.2077, which was the noon buying rate of the Federal Reserve Bank of New York on December 30, 2022. The figures as at June 30, 2023 and for six months ended June 30, 2023 have been translated from pounds sterling into U.S. dollars at the rate of £1.00 to $1.2709, which was the noon buying rate of the Federal Reserve Bank of New York on June 30, 2023. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of pounds sterling at the dates indicated or any other date. All references in this Prospectus to “$” mean U.S. dollars and all references to “£” and “GBP” mean pounds sterling. We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factor Summary”. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Some of our trademarks and trade names are used in this prospectus, which are intellectual property owned by the Company. This prospectus also includes trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

ENFORCEABILITY OF CIVIL LIABILITIES

TCB is a corporation organized under the laws of Scotland. Substantially all of TCB’s assets and the majority of its directors and executive officers are located and reside, respectively, outside the United States. Because of the location of TCB’s assets and board members, it may not be possible for investors to serve process within the United States upon TCB or those persons with respect to matters arising under the United States federal securities laws or to enforce against TCB or persons located outside the United States judgments of United States courts asserted under the civil liability provisions of the United States federal securities laws.

TCB understands that there is doubt as to the enforceability in Scotland and the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States insofar as they are fines or penalties. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Scotland and the United Kingdom by reason of being a penalty.

TC BioPharm (North America) Inc., a Delaware corporation, with a registered office at Business Filings, Inc. 108 West 13th Street, Wilmington, Delaware 19801, has been appointed agent to receive service of process in any action against TC BioPharm (Holdings) plc in any state or federal court in the State of New York.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

TCB discusses in this prospectus its business strategy, market opportunity, capital requirements, product introductions and development plans and the adequacy of the Company’s funding. Other statements contained in this prospectus, which are not historical facts, are also forward-looking statements. TCB has tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

TCB cautions investors that any forward-looking statements presented in this prospectus, or that TCB may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, TCB. These statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond its control or ability to predict. Although TCB believes that its assumptions are reasonable, they are not a guarantee of future performance, and some will inevitably prove to be incorrect. As a result, its actual future results can be expected to differ from its expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements, which are based only on known results and trends at the time they are made, to anticipate future results or trends. Certain risks are discussed in this prospectus and also from time to time in TCB’s other filings with the Securities and Exchange Commission (“SEC”).

This prospectus and all subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to its forward-looking statements to reflect events or circumstances after the date of this prospectus.

In particular, you should consider the risks provided under “Risk factor summary” in this prospectus and in the Form 20-F for the fiscal year ended December 31, 2022 as filed with the Securities and Exchange Commission (the “2022 Form 20-F”) incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the information incorporated by reference in this prospectus and any free writing prospectus prepared by us or on our behalf, including in particular the section entitled “Risk Factor Summary” in this prospectus, “Item 3. Key Information”, Item 4, “Information on the Company”; Item 5, “Operating and Financial review and Prospects”; Item 6,”Directors, Senior Management and Employees”; Item 7, Major Shareholders and Related Party Transactions”; Item 8, “Financial Information” in our 2022 Form 20-F and incorporated by reference in this prospectus, the other sections of the documents incorporated by reference in this prospectus and the financial statements and the related notes incorporated by reference in this prospectus, before making an investment in our ADSs.

The Company

Corporate Overview

TCB based in Scotland, is a clinical-stage biopharmaceutical company focused on developing novel immunotherapy products based on our proprietary allogeneic gamma delta T (GD-T) cell platform. Harnessing the innate ability of GD-Ts has enabled us to develop a range of clinical-stage cell therapies designed to combat cancer and viral infection.

In-house clinical studies have demonstrated that our unmodified allogeneic GD-T products are (i) well tolerated and (ii) show preliminary evidence of disease modification in patients with the late-stage blood cancer, known as acute myeloid leukemia (AML). Based on clinical data generated by us believe that unmodified GD-Ts have the potential to treat all blood cancers.

TCB now is embarking on phase 2b-into-pivotal (phase 3) clinical studies with a view to launching its first oncology product for the treatment of AML. Clinical results generated thus far have enabled us to obtain FDA orphan drug status for treatment of AML.

In addition to unmodified allogenic GD-Ts for treatment of blood cancers, we are also developing an innovative range of genetically-modified CAR-T products for treatment of solid cancers. We believe that solid cancers are more difficult to treat than blood cancers and may require the addition of a CAR “chimeric antigen receptor” (i) to help therapeutic cells to “navigate” into diseased cancerous tissue and (ii) to retain therapeutic cells in-situ at the lesion for maximal efficacy (increased persistence).

In order to manufacture our portfolio of allogeneic products, TCB selects the highest quality GD-T cells from healthy donors, activate the cells and grow them in large numbers at our in-house GMP-compliant manufacturing facility before administration to a patient in order to target and then destroy malignant or virally-infected tissues. TCB believes that we have introduced a step-change to our manufacturing platform by implementing a freeze-thaw process that will allow product to be shipped from cleanroom to patient without any shelf-life issue. Resulting products, TCB believes, will be more cost-effective and straightforward to ship form cleanroom to clinic.

At this stage, TCB does not have any approved products. Accordingly, TCB has not generated any revenue from the sale of products, and TCB does not expect to generate any such revenue unless and until it obtains regulatory approvals for, and commercialize any of, our product candidates. In the future, TCB will seek to generate revenue primarily from product sales and, potentially, regional or global collaborations with strategic partners, which may produce license fee income.

See “Business - Overview” in our 2022 Form 20-F incorporated by reference in this prospectus.

Patent Portfolio and Intellectual Property

We believe TCB has a strong portfolio of patents and licenses covering the manufacture and commercialization of GD-T cell products and their modification via CAR-T. We own fourteen granted patents and forty-three patent applications in four patent families and have an exclusive license to an additional one family of twelve granted patents and ten patent applications. We protect our proprietary position, generally, by filing an initial priority filing at the United Kingdom Intellectual Property Office, or UKIPO, followed by patent applications under the Patent Co-operation Treaty claiming priority from the initial application(s) and then progressing to national applications in, for example, the United States, Europe, Japan, China, Australia, New Zealand, South Korea, Israel and Canada.

As a platform technology, we believe the co-stimulatory CAR-T GD-T cell system has a wealth of potential options to build added functionality. We plan to continue to innovate and partner in the field to augment our drug products and introduce next generation attributes. We will also continue to innovate our manufacturing and supply chains to efficiently scale our processes and simplify the interface with patients and healthcare professionals, whilst continually seeking to reduce manufacturing costs to improve patient access.

We intend to continue building on our technology platform, comprised of intellectual property, proprietary methods and know-how in the field of GD-T cells. These assets form the foundation for our ability, not only to strengthen our product pipeline, but also to successfully defend and expand our position as a leader in the field of GD-T based immuno-oncology.

See “Business - Intellectual Property” in our 2022 Form 20-F incorporated by reference in this prospectus.

Our Product Strategy

Our strategic objective is to build a global therapeutic business with an extensive portfolio based upon unmodified and modified gamma delta T cells (GD-T) with the potential to significantly improve the outcomes of patients with cancer and infectious disease.

Our strategy is to take a step-wise approach to clinical development and commercialization. After our inception, we made clinical transitions from autologous GD-Ts to allogeneic GD-Ts to CAR-modified allogeneic GD-Ts. Our commercialization strategy is to introduce clinical studies for products firstly in blood cancers (AML initially) and then solid tumor indications. Complementarily, since GD-T cells are dysfunctional in patients with severe viral diseases, TCB plans to develop its unmodified GD-T product to treat infectious diseases and believes that this approach may be particularly relevant in relation to the treatment of viral pandemics.

Since 2015, TCB has built and maintained cell therapy medicinal product manufacturing facilities for Investigational Medicinal Products MIA (abbreviated IMP), operated under license from the United Kingdom Medicines and Healthcare Products Regulatory Agency (abbreviated MHRA). In April 2016, the MHRA granted a ‘Specials’ license to TCB, which allows it to treat patients under supervision of a qualified doctor outside a clinical trial, and approved the company’s facility for ongoing Good Manufacturing Process (“GMP”) compliance, which permits the manufacture and release of Advanced Therapy Medicinal Products (abbreviated ATMPs) for use in clinical trials. TCB maintains a rigorous Quality Management System, which is based on the principles of the current GMP of the European and UK law and regulation and EudraLex Volume 4, as revised. The Company complies with the two directives laying down principles and guidelines of GMP for medicinal products adopted by the Commission. Directive 2003/94/EC applies to medicinal products for human use and Directive 91/412/EEC for veterinary use. Detailed guidelines in accordance with those principles are published in the Guide to Good Manufacturing Practice which will be used in assessing applications for manufacturing authorizations and as a basis for inspection of manufacturers of medicinal products.

Regulatory approval of all aspects of medicinal therapy development, testing, manufacture and commercialization always is of concern. In the case of treatment for AML, TCB has developed the novel approach of antibody-based immunotherapy and adoptive cell therapy with the aim to improve anti-leukemia T cell function. Therefore, TCB is able to take advantage of orphan medicine regulation provided by the European Medicines Agency (abbreviated EMA) and the United States Federal Drug Administration (abbreviated FDA), which are designed to encourage medicine development for small numbers of patients where there is little commercial incentive under normal market conditions.

Part of our strategy is to collaborate with appropriate partners from time to time.

See “Business - Business Strategy” in our 2022 Form 20-F incorporated by reference in this prospectus.

TCB’s Strengths

TCB believes it has certain identified strengths. These include:

●	Clinical trials that have provided strong evidence of safety and some preliminary indications of clinical benefit;
●	A proprietary co-stimulatory CAR-T technology platform which we believe allows solid cancers to be treated without toxic side-effects;
●	Identification of a large pool of cancer targets for which we believe we can develop therapeutic candidates;
●	Retention of key business elements, especially in-house ability to manufacture cell-based product and conduct our own clinical research;
●	Robust, and growing intellectual property portfolio protecting our products and proprietary platform;
●	Our policy is to develop strategic collaborations with leading, international companies to work together with us to develop certain GD-T CAR-T products into clinic. We believe that existing and future collaborations will provide us with experience in scale-up and automation, and post-authorization sales and marketing;
●	A highly knowledgeable and experienced management team with extensive industry experience and expertise in the United States and in Europe; and
●	Ability to treat patients under the ‘Specials’ regulatory framework in Europe.

Corporate Information

Our principal executive offices are located in Scotland, United Kingdom, with a mailing address of Maxim 1, 2 Parklands Way, Holytown, Motherwell, ML1 4WR, United Kingdom and our telephone number at that location is +44 (0) 141 433 7557. Our website address is https://www.tcbiopharm.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of all our ordinary shares, including those represented by the ADSs, that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Securities and Exchange Act of 1934, as amended, the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements of the SEC applicable to U.S. domestic issuers. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

Recent Developments

March 2023 Securities Purchase Agreement

On March 27, 2023, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which we agreed to issue and sell an aggregate of 215,000 ADSs, pre-funded warrants to purchase up to 3,222,500 ADS (the “March 2023 Pre-Funded Warrants”), and series C purchase warrants to purchase up to 3,437,500 ADSs (the “Ordinary Warrants”). The purchase price for each ADS and associated Ordinary Warrants was $1.60 and the purchase price per each March 2023 Pre-Funded Warrant and associated Ordinary Warrants was $1.599. The Ordinary Warrants were immediately exercisable, expire five (5) years from the date of issuance and have an exercise price of $1.75 per ADS. The March 2023 Pre-Funded Warrants may be exercised at any time until all of the March 2023 Pre-Funded Warrants are exercised in full at an exercise price of $0.001 per ADS. The total net proceeds from this offering were approximately $4.9 million, after deducting estimated offering expenses of approximately $0.6 million.

In connection with the March 2023 offering, we agreed that certain existing warrants to purchase up to an aggregate of 2,800,000 ADSs of the Company that were previously issued on November 30, 2022, at an exercise price of $5.00 per ADS and expiration dates of May 30, 2025 and May 30, 2028, were amended effective upon the closing of the March 2023 offering so that the amended warrants will have a reduced exercise price of $1.75 per ADS.

In the period from January 1, 2023 to October 31, 2023, the holders of prefunded warrants, exercised prefunded warrants to purchase 4,537,500 ADSs (including 1,315,000 prefunded warrants in issue at January 1, 2023).

April 2023 Modification of Loan Note

On April 3, 2023, the Company agreed with the loan note holder to extend the Redemption Date (as defined in the Loan Note) to January 15, 2024 and amend the Conversion Price (as defined in the Loan Note) of the outstanding loan notes to be the lesser of $1.00 or the lowest closing price of the ADSs during the ten (10) day period prior to the date the Noteholder delivers a notice of conversion to the Company, not to be lower than $0.20. In other respects the terms of the Loan Note remain unaltered. In addition, in consideration of amending the Loan Note, the Company agreed to issue a 5-year warrant to the loan note holder to subscribe for 200,000 Ordinary Shares in the share capital of the Company at an exercise price of $5.00 per Ordinary Share.

In the period from April 3, 2023 to August 21, 2023, the holders of Loan Notes, converted notes with a value of $813,302 into 1,590,130 ADSs. As at the date of this prospectus, there are no convertible loan notes in issue.

June 2023 Nasdaq Compliance Letter

On June 22, 2023, we received a deficiency letter from the Staff notifying that we were not in compliance with the Bid Price Rule. We have been provided an initial period of 180 calendar days, or until December 19, 2023, to regain compliance with the applicable listing requirement. If the Company does not regain compliance with the Bid Price Rule by such date, the Company may be afforded a second 180 calendar day period to regain compliance. The Company continues to execute its business plan and is looking into various options available to regain compliance with Nasdaq’s continued listing standards and maintain its continued listing on the Nasdaq Capital Market. Further details are described within the “Risk Factor Summary”.

July 2023 Warrant Amendment

On July 10, 2023, we entered into a warrant amendment with an existing investor pursuant to which the Company and the investor agreed that certain existing warrants to purchase 2,800,000 ADSs of the Company that were previously issued on November 30, 2022 (the “November 2022 Warrants”) and certain existing warrants to purchase 3,437,500 ADSs of the Company that were previously issued on March 30, 2023 (the “March 2023 Warrants,” and together with the November 2022 Warrants, the “Existing Warrants”) would be amended as follows: (i) amend the current exercise price on all Existing Warrants so that it is now equal to £0.35 ($0.42 translated for illustration to U.S. dollars at the rate of £1.00 to $1.2077), (ii) extend the termination date on 50% of the November 2022 Warrants and all of the March 2023 Warrants until May 30, 2028 and (iii) amend to the definition of “Black Scholes Value” included in Section 3(e) of the Existing Warrants.

July 2023 Nasdaq Compliance Letter

In follow up to a written notification received from the listing qualifications staff of The Nasdaq Stock Market, LLC (“Nasdaq”) on January 12, 2023 indicating that the Company had not regained compliance with the minimum Market Value of Listed Securities (“MVLS”) of $35,000,000 required for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”), the Company announced on July 10, 2023 that the Company believes that, as at July 10, 2023, it has stockholders’ equity well above the $2.5m minimum stockholders’ equity requirement.

On July 27, 2023, the Company received a letter, dated July 26, 2023 (the “Letter”) from Nasdaq notifying the Company that the Panel has concluded that the Company has regained compliance with Nasdaq’s continued listing requirements. The Letter stated that, pursuant to Listing Rule 5815(d)(4)(A), the Company will be subject to a Panel Monitor for a period of one year from the date of the Letter. If, within that one-year monitoring period, the Listing Qualifications staff (the “Staff”) finds the Company again out of compliance with any continued listing requirement, notwithstanding Rule 5810(c)(2), the Company will not be permitted to provide the Staff with a plan of compliance with respect to any deficiency and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to any deficiency, nor will the Company be afforded an applicable cure or compliance period. Instead, the Staff will issue a Delist Determination Letter and the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable.

August 2023 Warrant Inducement

On August 30, 2023, we entered into an inducement offer letter agreement (the “Letter Agreement”) with certain holders (the “Holders”) of existing Series A, B and C warrants (the “Existing Warrants”) to purchase ordinary shares represented by american depositary shares (the “ADSs”) of the Company. The Existing Warrants were issued on November 30, 2022 and March 30, 2023, as amended on July 10, 2023, and have an exercise price of £0.35 per ADS ($0.42 per ADS translated for illustration to U.S. dollars at the rate of £1.00 to $1.2077).

Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 6,237,500 ADSs of the Company (the “Warrant Exercise”) in consideration for the Company’s agreement to issue to the Holder new Series D warrants to purchase up to 12,475,000 of the Company’s ordinary shares represented by ADSs. The Series D Warrants are immediately exercisable, expire five and one half (5.5) years from the date of issuance and have an exercise price of £0.35 per ADS ($0.42 per ADS translated for illustration to U.S. dollars at the rate of £1.00 to $1.2077). The Company received aggregate gross proceeds of approximately £2.2 million (approximately $2.8m) from the exercise of the Existing Warrants by the Holders, before deducting placement agent fees payable by the Company. The ADSs are issuable in line with the terms of the warrant Inducement Letter (Exhibit 10.6). In particular, in the event that any Warrant Exercise would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in Section 2(e) within Exhibit 10.6 of the Existing Warrants (or, if applicable and at the Holder’s election, 9.99%), the Company shall only issue such number of Warrant ADSs to the Holder that would not cause the Holder to exceed the maximum number of Ordinary Shares and/or ADSs permitted thereunder, as directed by the Holder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the Existing Warrants which shall be deemed prepaid thereafter (including the payment in full of the exercise price), and exercised pursuant to a Notice of Exercise in the Existing Warrants (provided that no additional exercise price shall be due and payable).

The Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as its exclusive placement agent in connection with the transactions summarized above and has agreed to pay the Placement Agent a cash fee equal to 7.5% of the gross proceeds received from the Holders’ exercise of their Existing Warrants and a management fee of 1% of the gross proceeds received from the Holders’ exercise of their Existing Warrants. The Company has also agreed to reimburse the Placement Agent for its expenses in connection with the exercise of the Existing Warrants and the issuance of the New Warrants, up to $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses, and agreed to pay the Placement Agent for non-accountable expenses in the amount of $35,000 and clearing fee of $15,950. Upon any exercise for cash of any New Warrants, the Company has agreed to pay the Placement Agent a cash fee of 7.5% of the aggregate gross exercise price paid in cash with respect the exercise of the New Warrants. In addition, the Company granted warrants (“Placement Agent Warrants”) to the Placement Agent, or its designees, to purchase up to an aggregate of 467,813 ordinary shares represented by ADSs, which Placement Agent Warrants shall be in the form of the Series D Warrants, except that the Placement Agent Warrants shall have an exercise price of £0.4375 ($0.53 per ADS translated for illustration to U.S. dollars at the rate of £1.00 to $1.2077. The registration statement of which this prospectus is a part is being filed to register the ADSs underlying the Placement Agent Warrants.

The closing of the transactions contemplated pursuant to the Letter Agreement occurred on September 5, 2023 (the “Closing Date”). The Company expects to use the net proceeds of these transactions to support the submission of the Company’s Investigational New Drug (IND) Application in respect of its upcoming clinical trial and for continuing operating expenses and working capital.

The Company also agreed to file a registration statement on Form F-3 (or other appropriate form if the Company is not then Form F-3 eligible) covering the resale of the New Warrant ADSs issued or issuable upon the exercise of the New Warrants (the “Resale Registration Statement”), within 30 days of the Closing Date, and to have such Resale Registration Statement declared effective by the SEC within 90 days following the Closing Date. The registration statement of which this prospectus is a part is being filed to fulfill our obligations under the Letter Agreement.

In the Inducement Letter, the Company agreed not to issue any ADSs, ordinary shares or ordinary share equivalents or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until 45 days after the Closing Date. The Company also agreed not to effect or agree to effect any variable rate transaction (as defined in the Inducement Letter) until one (1) year after the Closing Date (subject to an exception).

The Offering

This prospectus relates to the resale by the selling shareholders identified in this prospectus of up to an aggregate of 12,475,000 ADSs (representing 12,475,000 ordinary shares) deliverable upon exercise of the Series D Warrants and 467,813 ADSs (representing 467,813 ordinary shares) deliverable upon exercise of the Placement Agent Warrants. The selling shareholders may sell its ADSs from time to time at prevailing market prices. We will not receive any proceeds from the sale of the ADSs by the selling shareholders. However, we will receive cash proceeds equal to the total exercise price of any Warrants that are exercised for cash.

Securities offered by Selling Shareholders	Warrants to purchase up to 12,942,813 ADSs. See “Description of Securities.”

ADSs	Each ADS represents one ordinary share. As a holder of ADSs, we will not treat you as one of our shareholders. The depositary, through its custodian, will be the holder of the ordinary shares underlying the ADSs, and you will have the rights of a holder of ADSs or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and owners and holders of ADSs from time to time. To better understand the terms of the ADSs you should read Item 10B (“Memorandum and Articles of Association”) in our 2022 Form 20-F incorporated by reference in this prospectus. We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Warrants	Each Series D Warrant will be immediately exercisable, will expire five and one-half (5.5) years from the date of issuance, or March 5, 2029 and have an exercise price of £0.35 per ADS ($0.42 per ADS translated for illustration to U.S. dollars at the rate of £1.00 to $1.2077), subject to adjustment as set forth therein. Each Placement Agent Warrant will be immediately exercisable, will expire five and one-half (5.5) years from the date of issuance, or March 5, 2029 and have an exercise price of £0.4375 per ADS ($0.53 per ADS translated for illustration to U.S. dollars at the rate of £1.00 to $1.2077), subject to adjustment as set forth therein.

Ordinary shares outstanding before this offering	9,363,588 ordinary shares

Warrants outstanding before this offering

Warrants to purchase 5,212,037 ADSs (including 4,166,500 ADSs issuable under the terms of the warrant Inducement Letter (Exhibit 10.6) that are deemed to be prepaid and where the ADSs are being held in abeyance such that the Holder does not exceed the beneficial ownership limitations, as described in more detail in the exhibit.

Ordinary shares to be outstanding after this offering, including ordinary shares represented by ADSs	9,363,588 ordinary shares (assuming no exercise of the Warrants being registered hereunder).

Use of proceeds	We will not receive any of the proceeds from the sale of ADSs by the Selling Shareholders pursuant to this prospectus. The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the ADSs. We will bear all other costs, fees and expenses incurred in effecting the registration of the ADSs covered by this prospectus and any prospectus supplement.

Risk factors	You should read the “Risk Factor Summary” section within this prospectus and in Item 3D (“Risk Factors”) in our 2022 Form 20-F included by reference in this prospectus, for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital market symbols	ADSs on the Nasdaq Capital Market under the symbol “TCBP.”

The number of our ordinary shares (including shares represented by ADSs) to be outstanding after this offering is based on 9,363,588 ordinary shares outstanding as of October 27, 2023 and excludes:

●	106,585 ordinary shares issuable upon the exercise of options outstanding under our 2014 Share Option Scheme as of June 30, 2023, with a weighted-average exercise price of £23.00 per share;

●	38,837 ordinary shares issuable upon the exercise of options outstanding under our 2021 Share Option Scheme, as of June 30, 2023, with a weighted-average exercise price of $212.00 per share; and

●	15,891 ordinary shares issuable upon the exercise of options outstanding, at a future date based on the achievement of certain clinical and commercial milestones with an exercise price of £215.00 per share.

For the description of the 2014 Share Option Scheme and 2021 Share Option Scheme see “Item 6.E Share Ownership” in the 2022 Form 20-F, which is incorporated by reference herein.

Unless otherwise stated, all information in this prospectus assumes no exercise of the outstanding options described above into ordinary shares or ADSs, treats all restricted shares issued with outstanding restrictions to be vested as issued and outstanding shares, no exercise of the Placement Agent Warrants issued in this offering and no sale of pre-funded warrants in this offering.

Except as otherwise indicated all references to our articles of association in this prospectus refer to our articles of association, as amended as currently in force for TC BioPharm (Holdings) plc at the date of this prospectus.

Summary Consolidated Financial Data

The following table summarizes our consolidated financial data as at the dates and for the periods indicated. The consolidated financial statement data as at December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, as well as the unaudited condensed consolidated interim financial statement data as at June 30, 2023 and 2022 and for the six months ended June 30, 2023 and 2022 have been derived from our unaudited condensed consolidated interim financial statements, which have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB.

Our financial information is presented in pounds sterling. The figures as at December 31, 2022 and for the year ended December 31, 2022 have been translated from pounds sterling into U.S. dollars at the rate of £1.00 to $1.2077, which was the noon buying rate of the Federal Reserve Bank of New York on December 30, 2022. The figures as at June 30, 2023 and for six months ended June 30, 2023 have been translated from pounds sterling into U.S. dollars at the rate of £1.00 to $1.2709, which was the noon buying rate of the Federal Reserve Bank of New York on June 30, 2023. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of pounds sterling at the dates indicated or any other date. All references in this Prospectus to “$” mean U.S. dollars and all references to “£” and “GBP” mean pounds sterling. We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

Our historical results are not necessarily indicative of the results that may be expected in the future.

This information should be read together with, and is qualified in its entirety by, our consolidated financial statements and the notes thereto. You should read the following summary consolidated financial and other data in conjunction with “Item 5. Operating and Financial Review and Prospects” and Item 8 (“Financial Information’), our consolidated financial statements and the notes thereto and the other financial information included in our 2022 Form 20-F annual report and incorporated by reference in this prospectus and the Form 6-K filed on November 2, 2023 which contained the Company’s unaudited condensed consolidated interim financial statements as of June 30, 2023 and incorporated by reference in this prospectus.

	Six Months Ended June 30
Consolidated Statement of Comprehensive Loss:	2023	2023	2022
	$’000	£’000	£’000

Revenue	-	-	989
Research and development expenses	(5,183)	(4,078)	(3,698)
Administrative expenses	(4,584)	(3,607)	(4,078)
Administrative expenses – costs related to preparing for a listing	-	-	(1,133)
Other (expense)/income	(112)	(88)	54
Loss on modification of convertible loan	(821)	(646)	-
Change in fair value of convertible loan derivatives	736	579	6,944
Change in fair value of warrants	9,706	7,637	10,538
Change in fair value of other derivative liabilities	-	-	(3,832)
Finance income – interest	-	-	-
Finance costs	(182)	(143)	(5,991)
Loss before tax	(440)	(346)	(207)
Income tax credit	890	700	720
Net loss for the year and Total comprehensive loss	450	354	513
Per share data
Basic income per share	0.15	0.12	0.93
Diluted income per share	0.13	0.10	0.76
Weighted average shares outstanding	3,030,825	3,030,825	551,923
Basic and diluted weighted average shares outstanding	3,488,575	3,488,575	674,398

	As at June 30
	2023	2023	2022
	$’000	£’000	£’000

Consolidated Statement of Financial Position items:
Cash and cash equivalents	2,439	1,919	5,998
Working capital (2)	496	390	1,096
Total assets	10,458	8,229	13,573
Total liabilities	(7,908)	(6,222)	(12,554)
Share capital	23,552	18,532	16,423
Other reserves	21,238	16,711	16,711
Accumulated deficit	(42,240)	(33,236)	(32,116)
Total equity attributable to the equity shareholders of the parent	2,550	2,007	1,019

	Year Ended December 31
Consolidated Statement of Comprehensive Loss:	2022	2022	2021
	$’000	£’000	£’000

Revenue	4,644	3,845	1,979
Research and development expenses	(8,995)	(7,448)	(6,157)
Administrative expenses	(8,471)	(7,014)	(2,059)
Administrative expenses – costs related to preparing for a listing	(1,576)	(1,305)	(1,050)
Foreign exchange losses	(146)	(121)	(83)
Other income	-	-	7
Loss on modification of convertible loan	(169)	(140)
Change in fair value of convertible loan derivatives	8,589	7,112	(4,182)
Change in fair value of warrant derivatives	15,440	12,785	-
Change in fair value of other derivatives	(4,628)	(3,832)	-
Finance income	2	2	-
Finance costs	(8,447)	(6,994)	(3,439)
Loss before tax	(3,756)	(3,110)	(14,984)
Income tax credit	2,077	1,720	1,408
Net loss for the year and Total comprehensive loss	(1,679)	(1,390)	(13,576)
Per share data
Basic and diluted loss per share (1)	(2.44)	(2.02)	(34.76)
Weighted average shares outstanding (1)	687,199	687,199	390,585

	As at December 31
	2022	2022	2021
	$’000	£’000	£’000

Consolidated Statement of Financial Position items:
Cash and cash equivalents	5,807	4,808	1,567
Working capital (2)	(2,072)	(1,716)	(16,724)
Total assets	13,226	10,951	8,024
Total liabilities	(13,256)	(10,976)	(24,583)
Share capital	20,525	16,995	195
Other reserves	20,182	16,711	16,711
Accumulated deficit	(40,738)	(33,732)	(33,465)
Total equity attributable to the equity shareholders of the parent	(32)	(26)	(16,559)

(1)	Prior to our initial public offering, the Company undertook a corporate reorganization pursuant to which TC BioPharm (Holdings) plc became the group holding company. The Company in turn effected a forward split of its ordinary shares on a 10 for 1 basis. On November 18, 2022 the Company undertook a reverse share split such that fifty issued ordinary share were exchanged for one new ordinary share. As a result of the share splits, all references included in this document to units of ordinary shares or per share amounts are reflective of the forward and reverse share splits for all periods presented. In addition, the exercise prices and the numbers of ordinary shares issuable upon the exercise of any outstanding options to purchase ordinary shares were proportionally adjusted pursuant to the respective anti-dilution terms of the share-based payment plans.
(2)	Working capital is defined as current assets less current liabilities.

RISK FACTOR SUMMARY

Our business is subject to a number of risks and uncertainties, including those risks discussed at length in Item 3D (“Risk Factors”) in our 2022 Form 20-F incorporated into this prospectus by reference. These risks include among others those summarized below. Investing in our company and its securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the information incorporated by reference to our 2022 Form 20-F, before investing in our company and our securities. If any of these risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price or value of our ADSs in the public market could decline, and you could lose part or all of your investment.

The following is a summary of some of the principal risks we face. The list below is not exhaustive, and investors should read the risks described under the heading “Risk Factors” in our 2022 Form 20-F incorporated by reference herein, as well as the additional risks set forth in this section, in full.

●	We have generated operating losses since inception and expect to continue to generate losses. We may never achieve or maintain profitability. We will continue to require financing to continue to implement our business plan and sustain operations.

●	We, as well as our independent registered public accounting firm, in relation to our financial position, have expressed substantial doubt about our ability to continue as a going concern. The reasons for expressing that doubt in relation to our historical financial statements remains relevant and applicable to this offering.

●	Our lack of any approved products and our limited operating history may make it difficult for an investor to evaluate the success of our business to date and to assess our future viability.

●	GD-T cell therapies are a novel approach to treating cancers and infectious diseases, which have development risks and will require us to obtain regulatory approvals for development, testing, commercialization, manufacturing and distribution. We may not achieve all the required regulatory approvals or approvals may not be obtained as timely as needed.

●	Because GD-T cell therapies are a novel approach, potential side effects, and long-term efficacy, regulatory approval will require considerable time for trials, data collection, regulatory submissions and funding for the process.

●	Enrolling patients in clinical trials may be difficult for many reasons, including high screen failure, GD-T cell proliferation capacity, timing, proximity and availability of clinical sites, perceived risks, and publicity about the success or lack of success in the methods of treatment.

●	Because GD-T cell therapies are novel, our research and development and clinical trial results may not support our products intended purposes and regulatory approval. We are heavily dependent on the success of our lead product candidate (OmnImmune®), and intend to seek breakthrough therapy designation for some or all of our other therapeutic candidates in due course.

●	Market opportunities for certain of our product candidates may be limited to those patients who are ineligible for or have failed prior treatments. This class of patient may be limited in number, difficult to locate and service, require special governmental approval, and unable to pay or obtain reimbursement.

●	We rely on many third parties for aspects of our product development and commercialization, such as raw material supply, clinical trials, obtaining approvals, aspects of manufacturing, development of additional product candidates and distribution. We may not be able to control these parties and their business practices, such as compliance with good manufacturing requirements or their ability to supply or service us timely, which will likely disrupt our business.

●	We face substantial competition: others may discover, develop and/or commercialize competing products before or more successfully than TCB.

●	Even if we are able to commercialize any product candidates, such drugs may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies. Commercialized products may not be adopted by the medical profession.

●	Because we operate internationally, we are subject to a wide array of regulation of the United Kingdom, European Union and United States. In addition to regulation surrounding new drug development and their manufacture, distribution and use, we will be subject, for example to data protection rules relating to medical records, medical and general privacy laws, environmental laws regarding medical waste, and bribery and corrupt practices law, in addition to all the drug related approval, manufacturing and distribution rules.

●	Product liability claims are frequent in drug development of novel therapies and insurance is mandatory and expensive. The inability to obtain insurance may prevent product development and claims may surpass our ability to pay and call into question the efficacy of a product with resulting reputational damage.

●	Protecting our intellectual property is paramount in our ability to be able to commercialize our products and generate revenues and investment return for our stockholders. We may not be able to obtain the intellectual property protection we seek due to its cost, requirement to pursue it in many jurisdictions, challenges by others and patent office rejection.

●	Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies acting in multiple jurisdictions, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

●	As part of product development, we may need to license aspects of our research and products from third parties or if our IP is challenged, we may have to seek license accommodation, any of which may be expensive, limited in scope, or unavailable.

●	We currently have a limited number of employees, and our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel at all levels.

●	We will need to grow the size and capabilities of our organization, and we may experience difficulties in managing this growth including, but not limited to, operating as a public company and taking a therapeutic through to market approval and acceptance.

●	We expect to expand our development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, we may encounter difficulties in achieving and managing our growth, which could disrupt our operations. We expect to require further funding for these expansions of activity.

●	We incur substantial costs as a result of operating as a public company in the United States, and our management is required to devote substantial time to required SEC compliance and corporate governance practices.

●	If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our business and our stock price.

●	Certain of our existing stockholders, members of our board of directors and senior management maintain the ability to exercise significant control over us. The interests of investors may conflict with the interests of these other stockholders.

●	Our ADSs provide rights that are different from directly holding our ordinary shares. The outstanding Warrants do not have the rights of shareholders until exercised. Our Warrants form a substantial part of our capitalization, and they have substantial protective provisions, which may limit our ability to raise capital.

●	Future sales, or the possibility of future sales, of a substantial number of our ordinary shares, through the additional deposit of ordinary shares for ADSs and exercises of our Warrants, could adversely affect the price of our ADSs or Warrants in the market. After any lock up period, a substantial number of our issued and outstanding ordinary shares will be eligible for trading on the public securities market by their being deposited with the depositary for ADSs.

●	As a foreign private issuer, we, and our stockholders, have certain exceptions to disclosure regulation under United States federal securities regulation, and we will take certain NASDAQ governance exceptions. Consequently, investors may not have the totality of disclosure about and governance controls in TCB as compared to United States domestic reporting companies.

●	Shareholder rights and recourse will be governed by and ultimately determined by Scottish and United Kingdom law and judicial process, which in many ways are more limited than United States law and practice. Most of our directors and officers are not resident in the United States. Most of our assets are located in the United Kingdom.

●	If we fail to meet the requirements for continued listing on the Nasdaq Global Market or Nasdaq, our ADSs could be delisted from trading, which would decrease the liquidity of our ADSs and our ability to raise additional capital.

Risks Related to this Offering and Ownership of ADSs

The price of the ADSs has been, and is likely to continue to be, highly volatile, which could result in substantial losses for purchases of ADSs in this offering.

The price of the ADSs has been, and is likely to continue to be, highly volatile. The stock market in general and the market for smaller pharmaceutical and biotechnology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, purchasers of securities sold pursuant to this registration statement may not be able to sell their ADSs at or above the price paid by such purchasers and, as such, they may lose some or all of their investment. Additionally, in the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us in light of the significant stock price volatility we and other pharmaceutical companies have experienced in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We have broad discretion in the use of the net proceeds from this offering and any exercise of the Warrants and consequently may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and any exercise of any Warrant and could spend any such proceeds in ways that do not improve our results of operations or enhance the value of our ADSs. The failure by our management to apply these funds effectively could result in financial losses that could cause the price of our ADSs to decline and delay the development of our product candidates.

If we fail to meet the requirements for continued listing on the Nasdaq Global Market or Nasdaq, our ADSs could be delisted from trading, which would decrease the liquidity of our ADSs and our ability to raise additional capital.

Our ADSs are currently listed for quotation on The Nasdaq Capital Market. We are required to meet specified financial requirements in order to maintain our listing on the Nasdaq Capital Market. These requirements include maintaining a minimum bid price of at least $1.00 per share for our ADSs, which is referred to as the Bid Price Rule, and maintaining a minimum market value of listed securities, or the MVLS, of $35,000,000. On July 12 and 15, 2022, we received deficiency letters from the Listings Qualifications Department of the Nasdaq Stock Market notifying that we were not in compliance with the Bid Price Rule and the MVLS, respectively.

On December 6, 2022, we received written notification from the listing qualifications staff of the Nasdaq Stock Market, LLC (“Nasdaq”) indicating that the Company regained compliance with the Bid Price Rule. On January 12, 2023, we received written notification from the listing qualifications staff of the Nasdaq indicating that we have not regained compliance with the MVLS and that our securities would be subject to delisting unless we timely request a hearing before a Nasdaq Hearings Panel (the “Panel”). On March 9, 2023 the Company presented a formal plan to regain compliance to the Panel. On March 17, 2023, the Company announced that the TC BioPharm (Holdings) plc has been granted a formal extension until June 30, 2023, to regain compliance under Nasdaq Listing Rule 5550(b)(2) or its alternative criteria. On July 27, 2023, the Company received a letter, dated July 26, 2023 (the “Letter”) from Nasdaq notifying the Company that the Panel has concluded that the Company has regained compliance with Nasdaq’s continued listing requirements. The Letter stated that, pursuant to Listing Rule 5815(d)(4)(A), the Company will be subject to a Panel Monitor for a period of one year from the date of the Letter. If, within that one-year monitoring period, the Listing Qualifications staff (the “Staff”) finds the Company again out of compliance with any continued listing requirement, notwithstanding Rule 5810(c)(2), the Company will not be permitted to provide the Staff with a plan of compliance with respect to any deficiency and the Staff will not be permitted to grant additional time for the Company to regain compliance with respect to any deficiency, nor will the Company be afforded an applicable cure or compliance period. Instead, the Staff will issue a Delist Determination Letter and the Company will have an opportunity to request a new hearing with the initial Panel or a newly convened Hearings Panel if the initial Panel is unavailable.

On June 22, 2023, we received a deficiency letter from the Staff notifying that we again were not in compliance with the Bid Price Rule. We have been provided an initial period of 180 calendar days, or until December 19, 2023, to regain compliance with the applicable listing requirement. If the Company does not regain compliance with the Bid Price Rule by such date, the Company may be afforded a second 180 calendar day period to regain compliance. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, except for the minimum bid price requirement. In addition, the Company would be required to notify Nasdaq of its intent to cure the deficiency during the second compliance period. If the Company does not regain compliance with the minimum bid price requirement by the end of the compliance period (or the second compliance period, if applicable), the Company’s ADSs will become subject to delisting. In the event that the Company receives notice that its ADSs is being delisted, the Nasdaq listing rules permit the Company to appeal a delisting determination by the Staff to a hearings panel.

The Company continues to execute its business plan and is looking into various options available to regain compliance with Nasdaq’s continued listing standards and maintain its continued listing on the Nasdaq Capital Market. However, there can be no assurance that the Company will be able to regain compliance with the Bid Price Rule requirement or will otherwise be in compliance with other Nasdaq listing rules. In addition, there can be no assurance that the Panel will determine to continue the Company’s listing on The Nasdaq Capital Market or that the Company will timely evidence compliance with the terms of the extension that was granted by the Panel following the hearing.

The exercise of outstanding ADS purchase warrants and share options will have a dilutive effect on the percentage ownership of our capital stock by existing stockholders.

As of October 31, 2023, we had outstanding warrants to acquire 5,212,037 ADSs, (including 4,166,500 ADSs issuable under the terms of the warrant Inducement Letter (Exhibit 10.6)) and share options to purchase 174,781 shares of our ordinary shares. A number of warrants have exercise prices above our ADSs’ recent trading prices, but the holders have the right, in certain circumstances, to effect a cashless exercise of such warrants. If a significant number of such warrants and share options are exercised by the holders, the percentage of our ADSs owned by our existing ADS holders will be diluted.

We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.

We are subject to, and may become a party to, litigation, claims, suits, regulatory actions and government investigations and inquiries.

The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Negative perceptions of our business may result in additional regulation, enforcement actions by the government and increased litigation, or harm to our ability to attract or retain customers or strategic partners, any of which may affect our business. Any damage to our reputation, including from publicity from legal proceedings against us or companies that work within our industry, governmental proceedings, unfavorable media coverage or class action could adversely affect our business, financial condition and results of operations.

An unfavorable outcome or settlement or any other legal, administrative and regulatory proceeding may result in a material adverse impact on our business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to our operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

The Company has received a lawsuit asserting, among other things, breach of contract under the terms of certain convertible promissory notes. The lawsuit is pending before the High Court in England, and the Company has retained English legal representatives to defend it. The company does not believe that the outcome of the claims is likely to be material to the balance sheet of TC BioPharm (Holdings) plc.

As of January 1, 2024, we may no longer qualify as a foreign private issuer, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.

In order to maintain our current status as a foreign private issuer, a majority of our outstanding ordinary shares (including those represented by ADSs) must continue to be either directly or indirectly owned of record by non-residents of the United States. If a majority of our outstanding ordinary shares (including those represented by the ADSs) are instead held by U.S. residents, then in order to continue to maintain our foreign private issuer status, (i) a majority of our executive officers or directors must not be U.S. citizens or residents, (ii) more than 50% of our assets must not be located in the United States, and (iii) our business must be administered principally outside the United States.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We are assessing whether, as of June 30, 2023, we satisfied the requirements for retaining our foreign private issuer status as of such date. Assuming we did not satisfy the requirements to remain a foreign private issuer as of June 30, 2023, we would cease to be a foreign private issuer and cease to be eligible for the foregoing exemptions and privileges effective January 1, 2024.

Losing our status as a foreign private issuer would require us to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws, if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer, may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we would expect that a loss of foreign private issuer status will increase our legal and financial compliance costs and will make some activities highly time consuming and costly. We also expect that if we will be required to comply with the rules and regulations applicable to U.S. domestic issuers, it will make it more difficult and expensive for us to obtain director and officer liability insurance; we may therefore be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We may discover material weaknesses in our internal financial and accounting controls and procedures that need improvement from time to time.

Management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes. Management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we are required to furnish a report by our senior management on our internal control over financial reporting, commencing with our second annual report. However, while we remain an EGC we are not required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, once we no longer qualify as an EGC, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, if we are unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of our financial statements, which could cause the market price of either of our ADSs or Warrants, or both, to decline and make it more difficult for us to finance our operations and growth.

The Company notes that the auditors identified that the Company experienced difficulty in the accounting for complex financial instruments and the Company lacked adequate internal control over the account and assessment of complex financial instruments following control deficiencies which they believed constituted a material weakness in the Company’s internal control over financial reporting as of December 31, 2022. The Company recognizes this error as a material weakness and has begun to establish controls to support assessment and review of accounting for complex financial instruments.

DIVIDEND POLICY

Since inception, we have not declared or paid any dividends on our ordinary shares. We do not have any current plans to pay any dividends on our ordinary shares, including those represented by ADSs, in the foreseeable future. We intend to retain all our available funds and any future earnings to operate and expand our business. Because we do not anticipate paying any cash dividends in the foreseeable future. Capital appreciation, if any, will be your sole source of gains, and you may never receive a return on your investment.

The determination to pay dividends, if any, will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual and legal restrictions and other factors that the board of directors may deem relevant.

Under current Scottish law, among other things, a company’s accumulated realized profits must exceed its accumulated realized losses (on a non-consolidated basis) before dividends can be paid. Accordingly, we may only pay dividends if we have sufficient distributable reserves (on a non-consolidated basis), which are our accumulated realized profits that have not been previously distributed or capitalized less our accumulated realized losses, so far as such losses have not been previously written off in a reduction or reorganization of capital.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the ADSs registered hereby or the shares underlying such ADSs. All net proceeds from the sale of the shares represented by ADSs will go to the selling shareholders.

We may receive proceeds from the exercise of the Warrants to the extent the warrants are exercised. We can make no assurances that any of the Warrants will be exercised, or if exercised, the quantity that will be exercised or the period in which such Warrants will be exercised.

We intend to use the net proceeds from any exercise of the Warrants for cash, together with our cash on hand, to advance our preclinical and clinical pipeline.

Our management will have broad discretion over the use of the net proceeds from any exercise of the Warrants for cash. The amounts and timing of our expenditures will depend upon numerous factors, including the results of our research and development efforts, the timing, cost and success of preclinical studies and ongoing clinical trials or clinical trials we may commence in the future, the timing of regulatory submissions, our ability to obtain additional financing, the amount of cash obtained through our existing collaborations and future collaborations, if any, and any unforeseen cash needs.

Pending any use described above, we may invest any proceeds from the exercise of any Warrants for cash in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or guaranteed government obligations.

MATERIAL INCOME TAX CONSIDERATIONS

The following summary contains a description of material U.K. and U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire our ordinary shares.

U.S. Federal Income Taxes

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of purchasing, owing and disposing of the ordinary shares or ADSs. This discussion is included for general informational purposes only, does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder, and does not constitute, and is not, a tax opinion for or tax advice to any particular U.S. Holder of ordinary shares or the ADSs. The summary does not address any U.S. tax matters other than those specifically discussed. The summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury Regulations issued thereunder, judicial decisions and administrative rulings and pronouncements and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described herein.

The discussion below applies only to U.S Holders as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address the tax consequences that may be relevant to U.S. Holders who, in light of their particular circumstances, may be subject to special tax rules, including without limitation:

●	insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, brokers or dealers in securities or foreign currencies, banks and other financial institutions, mutual funds, retirement plans, traders in securities that elect to mark to market, certain former U.S. citizens or long-term residents;

●	U.S. Holders that are classified for U.S. federal income tax purposes as partnerships and other pass-through entities and investors therein;

●	U.S. Holders who hold ordinary shares or ADSs as part of a hedge, straddle, constructive sale, conversion, or other integrated or risk-reduction transaction, as “qualified small business stock,” within the meaning of Section 1202 of the Code or as Section 1244 stock for purposes of the Code;

●	U.S. Holders who hold ordinary shares or ADSs through individual retirement or other tax-deferred accounts;

●	U.S. Holders that have a functional currency other than the U.S. dollar;

●	U.S. Holders who are subject to the alternative minimum tax provisions of the Code or the Medicare surtax of 3.8% on net investment income imposed by Section 1411 of the Code;

●	U.S. Holders who acquire their ordinary shares or ADSs pursuant to any employee share option or otherwise as compensation;

●	U.S. Holders required to accelerate the recognition of any item of gross income with respect to their ordinary shares or ADSs as a result of such income being recognized on an applicable financial statement; or

●	U.S. Holders who hold or held, directly or indirectly, or are treated as holding or having held under applicable constructive attribution rules, 10% or more of the ordinary shares or ADSs of the company, measured by voting power or value.

Any such U.S. Holders should consult their own tax advisors.

For purposes of this discussion, a “U.S. Holder” means a holder of our ordinary shares or ADSs that is or is treated as, for U.S. federal income tax purposes,

(i)	an individual citizen or resident of the United States;
(ii)	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia or any entity treated as such for U.S. federal income tax purposes;
(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
(iv)	a trust (A) the administration over which a U.S. court exercises primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control, or (B) that has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person under the Code.

If a partnership or other pass-through entity (including any entity or arrangement treated as such for purposes of U.S. federal income tax law) holds our ordinary shares or ADSs, the tax treatment of a partner of such partnership or member of such entity will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other pass-through entities holding our ordinary shares or ADSs, and any person who is a partner or member of such entities should consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the ordinary shares or ADSs.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as TCB, will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, if, in the case of any particular taxable year, either (i) 75% or more of its gross income for such taxable year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (based on an average of the quarterly values of the assets) during such taxable year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s un-booked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. For this purpose, a foreign corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other non-U.S. corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

Based upon its current income and assets and projections as to the value of the ordinary shares or ADSs, it is not presently expected that we will be classified as a PFIC for the 2022 taxable year or the foreseeable future.

The determination of whether we will be or become a PFIC will depend upon the composition of its income (which may differ from our historical results and current projections) and assets and the value of its assets from time to time, including, in particular the value of its goodwill and other un-booked intangibles (which may depend upon the market value of the ordinary shares or ADSs from time to time and may be volatile). Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be classified as a PFIC for the taxable year in the 2021 taxable year or future taxable years. It is also possible that the IRS may challenge the classification or valuation of our assets, including its goodwill and other unbooked intangibles, or the classification of certain amounts received by us, including interest earnings, which may result in our being, or becoming classified as, a PFIC for the taxable year in 2021 or future taxable years.

The determination of whether we will be or become a PFIC may also depend, in part, on how, and how quickly, it uses liquid assets and the cash proceeds of this offering or otherwise. If we were to retain significant amounts of liquid assets, including cash, the risk of our being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the 2022 taxable year or any future taxable year, and no opinion of counsel has or will be provided regarding the classification of us as a PFIC. If we were classified as a PFIC for any year during which a holder held our ordinary shares or ADSs, it generally would continue to be treated as a PFIC for all succeeding years during which such holder held the ordinary shares or ADSs. The discussion below under “—Dividends Paid on Ordinary Shares or ADSs” and “—Sale or Other Disposition of Ordinary Shares or ADS” is written on the basis that we will not be classified as a PFIC for U.S. federal income tax purposes.

Dividends Paid on Ordinary Shares including ordinary shares represented by ADSs

Subject to the PFIC rules described below, any cash distributions (including constructive distributions) paid on the ordinary shares including ordinary shares represented by ADSs out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares including ordinary shares represented by ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution will generally be treated as a “dividend” for U.S. federal income tax purposes. Under current law, a non-corporate recipient of a dividend from a “qualified foreign corporation” will generally be subject to tax on the dividend income at the lower applicable net capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met.

A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for these purposes and which includes an exchange of information program, or (ii) with respect to any dividend paid by such corporation on its stock, if such stock is readily tradable on an established securities market in the United States. We believe we are eligible for the benefits of the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and On Capital Gains, or the United States-United Kingdom income tax treaty (which the Secretary of the Treasury of the United States has determined is satisfactory for this purpose and includes an exchange of information program), in which case it would be treated as a qualified foreign corporation with respect to dividends paid on the ordinary shares or ADSs. U.S. Holders are urged to consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received on the ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Sale or Other Disposition of Ordinary Shares or ADSs

Subject to the PFIC rules discussed below, a U.S. Holder of our ordinary shares or ADSs will generally recognize capital gain or loss, if any, upon the sale or other disposition of ordinary shares or ADSs, respectively, in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares or ADSs. Any capital gain or loss will be long-term capital gain or loss if the ordinary shares or ADSs have been held for more than one year and will generally be United States source capital gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation.

Disposition of Foreign Currency

U.S. Holders are urged to consult their tax advisors regarding the tax consequences of receiving, converting or disposing of any non-U.S. currency received as dividends on our ordinary shares or ADSs.

Tax on Net Investment Income

A U.S. Holder may be subject to a Medicare surtax of 3.8% on some or all of such U.S. Holder’s “net investment income” as defined in Section 1411 of the Code. Net investment income generally includes income from the ordinary shares or ADSs unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You should consult your tax advisors regarding the effect this Medicare tax may have, if any, on your acquisition, ownership or disposition of ordinary shares or ADSs.

Passive Foreign Investment Company Rules

If we are is classified as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or ADSs, unless the holder makes a mark-to-market election (as described below), the holder will, except as discussed below, be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the holder (which generally means any distribution paid during a taxable year to a holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the holder’s holding period for the ordinary shares or ADSs), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of our ordinary shares or ADSs. Under the PFIC rules:

●	The excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or ADSs;

●	The amount of the excess distribution or gain allocated to the taxable year of the distribution or disposition and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC, or a pre-PFIC year, will be taxable as ordinary income; and

●	The amount of the excess distribution or gain allocated to each taxable year other than the taxable year of the distribution or disposition or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the individuals or corporations, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or ADSs and any of its non-U.S. subsidiaries is also a PFIC, such holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such ordinary shares or ADSs, provided that they are “regularly traded” (as specially defined under the Code) on The Nasdaq Stock Market. No assurances may be given regarding whether the ordinary shares or ADSs will qualify, or will continue to be qualified, as being regularly traded in this regard. If a mark-to-market election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ordinary shares or ADSs held at the end of the taxable year over the adjusted tax basis of such securities and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of such securities over the fair market value of such securities held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the ordinary shares or ADSs will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. U.S. Holders of our ordinary shares or ADSs should consult their tax advisors regarding the availability of a mark-to-market election with respect to such ordinary shares or ADSs.

If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to the ordinary shares or ADSs may continue to be subject to the general PFIC rules with respect to such holder’s indirect interest in any of our non-U.S. subsidiaries that is classified as a PFIC.

We do not intend to provide information necessary for U.S. Holder’s to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above. However, as described above under “Passive Foreign Investment Company Considerations-PFIC Classification of TCB,” it is not presently expected that we will be classified as a PFIC for the 2022 taxable year or the foreseeable future.

As discussed above under “Dividends Paid on Ordinary Shares or ADSs”, dividends that we pay on the ordinary shares or ADSs will not be eligible for the reduced tax rate that applies to qualified dividend income if we are classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. Holder owns the ordinary shares or ADSs during any taxable year that we are a PFIC, the holder must file an annual information return with the IRS. Each holder is urged to consult its tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing ordinary shares or ADSs if we are or become a PFIC, including the possibility of making a mark-to-market election and the unavailability of the qualified electing fund election.

Information reporting and backup withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50 thousand (or a higher U.S. dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. Holders may be subject to information reporting to the IRS and backup withholding with respect to dividends on and proceeds from the sale or other disposition of our ordinary shares or ADSs. Information reporting will apply to payments of dividends on, and to proceeds from the sale or other disposition of, our ordinary shares or ADSs by a paying agent within the United States to a holder, other than holders that are exempt from information reporting and properly certify their exemption. A paying agent within the United States will be required to withhold at the applicable statutory rate, currently 24%, in respect of any payments of dividends on, and the proceeds from the disposition of, our ordinary shares or ADSs within the U.S. to a U.S. Holder (other than holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. U.S. Holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

Material United Kingdom Tax Considerations

The following is a description of the material U.K. tax considerations relating primarily to the ownership and disposal of our ordinary shares or ADSs by the U.S. Holders described above. The U.K. tax comments set out below are based on current U.K. tax law as applied in Scotland, and HMRC practice (which may not be binding on HMRC) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and, save where otherwise stated, only apply to you if you are not resident in the U.K. for U.K. tax purposes and do not hold our ordinary shares or ADSs for the purposes of a trade, profession or vocation that you carry on in the U.K. through a branch, agency or permanent establishment in the U.K. and if you hold our ordinary shares as an investment for U.K. tax purposes and are not subject to special rules.

This summary does not address all possible tax consequences relating to an investment in our ordinary shares or ADSs. In particular it does not cover the U.K. inheritance tax consequences of holding our ordinary shares or ADSs. It assumes that the depositary or DTC has not made an election under section 97A(1) of the Finance Act 1986. It assumes that we do not (and will not at any time) derive 75% or more of our qualifying asset value, directly or indirectly, from U.K. land, and that we are and remain solely resident in the U.K. for tax purposes. It assumes that the holder is not our officer or our employee (or of any related company of ours) and has not (and is not deemed to have) acquired the ordinary shares or ADSs by virtue of an office or employment. It assumes that a holder of ordinary shares or ADSs is the beneficial owner of the underlying ordinary shares for U.K. tax purposes. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder. Holders of our ordinary shares or ADSs are strongly urged to consult their tax advisers in connection with the U.K. tax consequences of their investment in our securities.

U.K. Taxation of Dividends and Distributions

We will not be required to withhold amounts for or on account of U.K. tax at source when paying a dividend or distribution in respect of our ordinary shares.

Individual holders who hold our ordinary shares as an investment, who are not resident in the U.K. for U.K. tax purposes should not be subject to U.K. income tax in respect of any dividends on our ordinary shares, unless they hold their ordinary shares in connection with any trade, profession or vocation carried on (whether solely or in partnership) by them in the U.K. through a branch, agency or permanent establishment in the U.K.. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. income tax in respect of our dividends.

Corporate holders which are not resident in the U.K. for U.K. tax purposes should not be subject to U.K. corporation tax in respect of any dividends on our ordinary shares, unless they carry on a trade in the U.K. through a permanent establishment to which the ordinary shares are attributable. In these circumstances, such holders may, depending on their individual circumstances and if an exemption from U.K. corporation tax in respect of dividend payments does not apply, be chargeable to U.K. corporation tax in respect of our dividends.

U.K. Taxation of Capital Gains

An individual holder who is not resident in the U.K. for U.K. tax purposes should not be liable to U.K. capital gains tax on capital gains realized on the disposal of their ordinary shares unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch or agency in the U.K. to which our ordinary shares are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. capital gains tax on chargeable gains arising from a disposal of his or her ordinary shares.

Any such individual holder of our ordinary shares who is temporarily non-resident for U.K. tax purposes will, in certain circumstances, become liable to U.K. tax on capital gains in respect of gains realized while they were not resident in the U.K.

A corporate holder of our ordinary shares which is not resident in the U.K. for U.K. tax purposes should not be liable for U.K. corporation tax on chargeable gains realized on the disposal of our ordinary shares unless it carries on a trade in the U.K. through a permanent establishment in the U.K. to which our ordinary shares are attributable. In these circumstances, a disposal of ordinary shares by such holder may give rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax.

Stamp Duty and Stamp Duty Reserve Tax

The discussion below relates to the holders of our ordinary shares or ADSs wherever resident, however it should be noted that special rules may apply to certain persons such as market makers, brokers, dealers or intermediaries.

As a general rule (and except in relation to depositary receipt systems and clearance services (as to which see below)), no UK stamp duty or stamp duty reserve tax, or SDRT, is payable on the issue of the ordinary shares underlying the ADSs.

An unconditional agreement to transfer ordinary shares will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. The purchaser of the shares is liable for the SDRT. Transfers of ordinary shares in certificated form are generally also subject to stamp duty at the rate of 0.5% of the amount or value of the consideration given for the transfer (rounded up to the next £5.00). Stamp duty is normally paid by the purchaser. The charge to SDRT will be cancelled or, if already paid, repaid (generally with interest), where a transfer instrument has been duly stamped within six years of the charge arising, (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.

Under current UK legislation, an issue or transfer of ordinary shares or an unconditional agreement to transfer ordinary shares to a clearance service or a depositary receipt system (including to a nominee or agent for, a person whose business is or includes the issue of depositary receipts or the provision of clearance services) will generally be subject to SDRT (and, in the case of transfers, where the transfer is effected by a written instrument, stamp duty) at a higher rate of 1.5% of the amount or value of the consideration given for the transfer or, in certain circumstances, the value of the ordinary shares unless the clearance service has made and maintained an election under section 97A of the UK Finance Act 1986, or a section 97A election. It is understood that HMRC regards the facilities of DTC as a clearance service for these purposes and we are not aware of any section 97A election having been made by the DTC.

However, based on current published HMRC practice following European Union case law in respect of the European Council Directives 69/335/EEC and 2009/7/EC, no SDRT is generally payable in respect of such an issue of ordinary shares and no SDRT or stamp duty is generally payable in respect of such a transfer of ordinary shares where such transfer is an integral part of an issue of share capital. It is noted that on January 31, 2020 the United Kingdom ceased to be a Member State of the European Union. Accordingly, the extent to which HMRC’s position will remain as set out in this paragraph following the end of the transition period on December 31, 2020 is uncertain.

Any stamp duty or SDRT payable on an issue or transfer of ordinary shares to a depositary receipt system or clearance service (although strictly accountable by the clearance service or depositary receipt system operator or their nominee) will in practice generally be paid by the transferors or participants in the clearance service or depositary receipt system. Specific professional advice should be sought before incurring or reimbursing the costs of a 1.5% stamp duty or SDRT charge in any circumstances.

No UK SDRT or stamp duty is required to be paid in respect of the issue or transfer of, or an agreement to transfer, ADSs (including by way of a paperless transfer of ADSs through the facilities of DTC).

SELLING SHAREHOLDERS

The ADSs being offered by the selling shareholders are those issuable to the selling shareholder upon exercise of the Warrants. For additional information regarding the issuances of those securities, see “Recent Developments – August 2023 Warrant Inducement” above. We are registering the ADSs in order to permit the selling shareholders to offer the ADSs issuable upon exercise of the Warrants for resale from time to time. Except with respect to the Placement Agent, which acted as a placement agent and/or underwriter in connection with our November 2022 and March 2023 financing, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholder and other information regarding the beneficial ownership of the ADSs by the selling shareholder. The second column lists the number of ADSs beneficially owned by the selling shareholders, based on its ownership of the ADSs and warrants, as of October 31, 2023, assuming exercise of the Warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the ADSs being offered by this prospectus by the selling shareholder.

In accordance with the terms of a warrant inducement agreement with the selling shareholder, this prospectus generally covers the resale of the number of ADSs issuable upon exercise of the Warrants issued to the selling shareholders in the “Recent Developments – August 2023 Warrant Inducement” described above, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. The fourth column assumes the sale of all of the ADSs offered by the selling shareholder pursuant to this prospectus.

Under the terms of the Warrants, a selling shareholder may not exercise any such warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of ADSs which would exceed 4.99% of our then outstanding ADSs following such exercise, excluding for purposes of such determination ADSs issuable upon exercise of such warrants which have not been exercised. The number of ADSs in the second and fourth columns do not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of ADSs Owned Prior to Offering	Maximum Number of ADSs to be Sold Pursuant to this Prospectus	Number of ADSs Owned After Offering
Armistice Capital, LLC(1)	18,750,148	12,475,000	6,275,148
Craig Schwabe (2)	28,210	15,789	12,421
Charles Worthman (2)	8,359	4,678	3,681
Michael Vasinkevich (2)	536,005	299,985	236,020
Noam Rubinstein (2)	263,301	147,361	115,940

(1) Includes (i) 6,237,500 ADSs issuable under the warrant inducement letter (Exhibit 10.6), (ii) 12,475,000 ADSs issuable upon exercise of Warrants, and (iii) 37,648 ADSs issuable upon exercise of publicly traded warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. Of the total number of shares identified in the column entitled ‘Maximum Number of ADSs to be Sold Pursuant to this Prospectus’ above, such ADSs are subject to a beneficial ownership limitation preventing the Master Fund from exercising any portion of the Warrants if such exercise would result in the Master Fund owning greater than 4.99% of our outstanding shares following such exercise. The address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Ave, 7th Floor, New York, NY 10022.

(2) The selling shareholder is affiliated with the Placement Agent. The Placement Agent is a registered broker-dealer, has a registered address of c/o H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares being registered hereby for resale consist of shares of ordinary shares issuable upon exercise of placement agent warrants, which were received as compensation in connection with the August 2023 Warrant Inducement. The selling shareholder acquired the placement agent warrants in the ordinary course of business and, at the time of acquisition of the securities that are registered for resale, the selling shareholder had no agreements or understanding, directly or indirectly, with any person to distribute such securities.

DESCRIPTION OF SECURITIES

We are registering for resale Series D Warrants to purchase up to 12,475,000 ADSs and Placement Agent Warrants to purchase up to 467,813 ADSs. We are registering the ADSs issuable from time to time upon exercise of the Series D Warrants and the Placement Agent Warrants.

American Depositary Shares (‘ADSs’)

The description of our ADSs under the section “Share Capital” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 is incorporated herein by reference.

Series D Warrants

Duration and Exercise Price

Each Series D Warrant will have an exercise price equal to £0.35 per ADS. The Series D Warrants will be immediately exercisable from the date of issuance until the five and one-half year anniversary of the initial exercise date. The exercise price and number of ADSs issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rate distributions, reorganizations, or similar events affecting the Company’s ordinary shares and ADSs and the exercise price.

Exercisability

The Series D Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of ADSs purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s New Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding ADSs immediately after exercise, except that upon prior notice from the holder to the Company, the holder may increase or decrease the amount of ownership of outstanding ADSs after exercising the holder’s Series D Warrants up to 9.99% of the number of the Company’s ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series D Warrants, provided that any increase will not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its Series Warrants, a registration statement registering the resale of the New Warrant ADSs by the holder under the Securities Act of 1933, as amended (the “Securities Act”) is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ordinary shares represented by ADSs determined according to a formula set forth in the Series Warrants.

Trading Market

There is no established trading market for the Series D Warrants, and the Company does not expect an active trading market to develop. The Company does not intend to apply to list the Series D Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Series D Warrants will be extremely limited.

Rights as a Stockholder

Except as otherwise provided in the Series D Warrants or by virtue of the holder’s ownership of the Company’s ADSs, such holder of Series D Warrants does not have the rights or privileges of a holder of the Company’s ADSs, including any voting rights, until such holder exercises such holder’s Series D Warrants. The New Warrants will provide that the holders of the Series D Warrants have the right to participate in distributions or dividends paid on the Company’s ADSs.

Fundamental Transactions

If at any time the Series D Warrants are outstanding, the Company, either directly or indirectly, in one or more related transactions effects a Fundamental Transaction (as defined in the Series D Warrant), a Holder of New Warrants will be entitled to receive, upon exercise of the Series D Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Series D Warrants immediately prior to the Fundamental Transaction. As an alternative, and at the Holder’s option in the event of a Fundamental Transaction, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental transaction), the Company shall purchase the unexercised portion of the Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the New Warrant on the date of the consummation of such Fundamental Transaction.

Waivers and Amendments

The Series D Warrants may be modified or amended or the provisions of the Series D Warrants waived with the Company’s and the holder’s written consent.

Placement Agent Warrants

In connection with the August 2023 Warrant Inducement, the Company granted warrants to the Placement Agent, or its designees, to purchase up to an aggregate of 467,813 ordinary shares represented by ADSs, which Placement Agent Warrants shall be in the form of the Series D Warrants, except that the Placement Agent Warrants shall have an exercise price of £0.4375 ($0.53 per ADS translated for illustration to U.S. dollars at the rate of £1.00 to $1.2077.

PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Ordinary Shares represented by ADSs covered by this prospectus on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholders has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ADSs by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES OF THE OFFERING

Set forth below is an itemization of the total anticipated expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates, in United States dollars:

SEC registration fee	$535
Printer fees and expenses	$-
Legal fees and expenses	$25,000
Accounting fees and expenses	$30,000
Miscellaneous	$2,500
Total	$58,035

LEGAL MATTERS

We are being represented by Sheppard, Mullin, Richter & Hampton LLP, New York, New York with respect to certain legal matters of United States federal securities and New York state law. We are being represented by Addleshaw Goddard LLP, Glasgow, Scotland with respect to certain legal matters of the law of Scotland and other applicable law of the United Kingdom and as to certain patent law matters by Murgitroyd & Company Limited. The validity of the ordinary shares offered in this offering and legal matters as to the law of Scotland were passed upon for us by Addleshaw Goddard LLP, Glasgow, Scotland.

EXPERTS

The consolidated financial statements of TC BioPharm (Holdings) plc incorporated by reference in TC BioPharm (Holdings) plc’s Annual Report (Form 20-F) for the year ended December 31, 2022, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of Marcum LLP is 730 3rd Avenue, 11th Floor, New York, NY 10017, United States of America.

On November 11, 2022, the Company appointed Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm for the year ending December 31, 2022. Marcum succeeds Ernst & Young LLP who tendered their resignation on October 20, 2022.

The consolidated financial statements of TC BioPharm (Holdings) plc incorporated by reference in TC BioPharm (Holdings) plc’s Annual Report (Form 20-F) for the year ended December 31, 2021 and for the fiscal years ended December 31, 2021 and 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of Ernst & Young LLP is 144 Morrison Street, Edinburgh, EH3 8EX, United Kingdom.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. registrants whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will furnish to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://tcbiopharm.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below (including any exhibits, except where otherwise noted):

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2022 filed on May 1, 2023; and
●	Our Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 2, 2023, regarding our interim results for the six-month period ended June 30, 2023, including exhibits thereto;
●	our Reports of Foreign Private Issuer on Form 6-K filed with the SEC on January 11, 2023, January 19, 2023, March 30, 2023, June 7, 2023, June 27, 2023, June 29, 2023, July 10, 2023, July 24, 2023, July 31, 2023, August 22, 2023 and August 31, 2023;
●	the description of our securities contained in our registration statement on Form 8-A (File No. 001-41231) filed with the SEC on January 14, 2022, including all amendments and reports filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

TC BioPharm (Holdings) plc

Maxim 1, 2 Parklands Way

Holytown, Motherwell, ML1 4WR

Scotland, United Kingdom

+44 (0) 141 433 7557

We maintain an internet site at http://www.tcbiopharm.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

UP TO 12,942,813

AMERICAN DEPOSITARY SHARES

REPRESENTING 12,942,813 ORDINARY SHARES

TC BIOPHARM (HOLDINGS) PLC

PROSPECTUS

, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Scottish law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Scottish and United Kingdom courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our Memorandum and Articles of Association provide that, to the maximum extent permitted by law, every current and former director and officer (excluding an auditor) is entitled to be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which such indemnified person may incur in that capacity unless such liability arose as a result of the actual fraud or willful default.

A company formed under the laws of Scotland may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. We expect to maintain director’s and officer’s liability insurance covering our directors and officers with respect to general civil liability, including liabilities under the Securities Act of 1933, as amended (or the “Securities Act”), which he or she may incur in his or her capacity as such. We have entered into a deed of indemnity with each of our directors and members of our senior management, each of which provides the office holder with indemnification permitted under applicable law and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding share capital issued by TC BioPharm (Holdings) plc and TC BioPharm Limited (prior to completing a corporate reorganization) since January 1, 2018. Some of the transactions described below involved directors, officers and 5% shareholders and are more fully described under the section titled “Related Party Transactions”.

●	On December 17, 2018, the Company issued an aggregate of 3,499 ordinary shares to 19 accredited investors and insiders at a purchase price of £178.48 per share for aggregate consideration totaling £624,500 in respect of satisfying a convertible loan note.

●	In November 2019, the Company issued an aggregate of 14,688 A ordinary shares to 25 accredited investors and insiders at a purchase price of £215.00 per share for aggregate cash consideration totaling £3,157,877.

●	From December 2019 until July 2020, the Company issued an aggregate of 2,338 A ordinary shares to 8 accredited investors and insiders at a purchase price of £215.00 per share for aggregate cash consideration totaling £499,187.

●	On August 25, 2020, the Company issued an aggregate of 15,891 A ordinary shares to 14 accredited investors and insiders at a purchase price of £215.00 per share for aggregate cash consideration totaling £3,416,522.

●	On January 18, 2021, the Company issued an aggregate of 27 A ordinary shares to one accredited investor and insider at a purchase price of £215.00 per share for aggregate cash consideration totaling £5,719.

●	On January 19, 2021, the Company issued an aggregate of 930 A ordinary shares to one accredited investor and insider at a purchase price of £215.00 per share for aggregate cash consideration totaling £199,993.

II-1

●	On April 30, 2021, the Company issued an aggregate of 465 A ordinary shares to one accredited investor and insider at a purchase price of £215 per share for aggregate consideration totaling £100,018.

●	On June 16, 2021, the Company issued an aggregate of 369 A ordinary shares to one accredited investor and insider at a purchase price of £215.00 per share for aggregate consideration totaling £79,378.

From April 2021 to January 28, 2022, the Company issued Convertible Loan Notes with a face value amount of $17.7 million. The loan note was issued with a 50% discount. Upon listing, 50% of the face value of the outstanding Convertible Loan Notes (including interest accrued to date), and any further balance as elected by the noteholders, will convert into ADSs and Warrants at a conversion price for a unit comprised of one ADS and 1.25 Warrants, which is the lower of (a) the price per share calculated on a fully diluted basis (based on the number of shares in issue and vested share options immediately prior to the IPO being approved by the shareholders) on an assumed entity valuation of $120,000,000 and (b) the listing price. The remaining balance of the loan notes are repayable or convertible (at the same value) at the loan note holders’ option in two equal tranches at 90 days and 180 days after the listing date. In the event of an act of default (including if the Company does not list despite its and its bankers’ efforts before February 15, 2022) the outstanding notes become repayable at their face value.

Immediately prior to completion of the Initial Public Offering, TC BioPharm (Holdings) plc re-organized its share capital whereby all of the outstanding series A ordinary shares were re-designated as ordinary shares of TC BioPharm (Holdings) plc on a one for one basis. Immediately prior to the completion of the offering, a further 24,693 ordinary shares were issued, under the terms of our Articles of Association to certain shareholders who, prior to the IPO, owned A ordinary shares which carried the right, to subscribe at nominal value for a certain number of additional shares, calculated by reference to the pre-money valuation of the IPO.

On February 10, 2022, the Company completed an IPO on Nasdaq, issuing 82,353 American Depositary Shares (“ADSs”) representing 82,353 ordinary shares with nominal value of £41,176 and warrants to buy 189,412 ADSs at a combined issue price of $212.50 for proceeds before expenses of $17.5 million.

At the date of the IPO loan notes totaling $13,447,012, converted into 63,280 ADSs and 125,560 Warrants at a combined issue price of $212.50.

On June 8, 2022, the Company completed a secondary public offering, issuing 230,000 ADSs representing 230,000 ordinary shares for aggregate gross proceeds before expenses of $4.6 million.

On August 9, 2022, TC BioPharm (Holdings) plc issued 3,676 American Depositary Shares (“ADSs”) representing 3,676 ordinary shares and warrants to buy 7,352 ADSs on conversion of loan notes totaling $0.8 million.

On November 15, 2022, TC BioPharm (Holdings) plc issued 21 Ordinary shares for a consideration of $7.565 (£6.362) per share.

On November 24, 2022, TC BioPharm (Holdings) plc issued 3 Ordinary shares for a consideration of $6.51 per share.

On November 27, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”) as purchasers. Pursuant to the Purchase Agreement, the Company sold, and the Investors purchased in a private placement an aggregate of 155,000 American Depositary Shares (the “ADSs”), pre-funded warrants to purchase up to 1,315,000 ADS (the “Pre-Funded Warrants”), series A purchase warrants to purchase up to 1,470,000 ADSs (the “Series A Ordinary Warrants”) and series B purchase warrants to purchase up to 1,470,000 ADSs (the “Series B Ordinary Warrants” and together with the Series A Ordinary Warrants, the “Ordinary Warrants”) for aggregate gross proceeds of $7,350,000, excluding any proceeds that may be received upon exercise of the Ordinary Warrants. The purchase price for each ADS and associated Ordinary Warrants is $5.00 and the purchase price per each Pre-Funded Warrant and associated Ordinary Warrants is $4.999. The offering closed on November 30, 2022.The Series A Ordinary Warrants will be immediately exercisable, will expire five and one-half (5.5) years from the date of issuance and have an exercise price of $5.00 per ADS, subject to adjustment as set forth therein. The Series B Ordinary Warrants will be immediately exercisable, will expire thirty (30) months from the date of issuance and have an exercise price of $5.00 per ADS, subject to adjustment as set forth therein. The placement agent for such offering received warrants to purchase up to 110,250 ADSs (the “Placement Agent Warrants”) on substantially the same terms as the Series A Ordinary Warrants except that the Placement Agent Warrants have an exercise price equal to 125% of the offering price, or $6.25 per ADS.

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On March 27, 2023, the Company , entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company agreed to issue and sell an aggregate of 215,000 ADSs, pre-funded warrants to purchase up to 3,222,500 ADS (the “March 2023 Pre-Funded Warrants”), and series C purchase warrants to purchase up to 3,437,500 ADSs (the “Ordinary Warrants” and together with the March 2023 Pre-Funded Warrants and the ADSs, the “Securities”). The purchase price for each ADS and associated Ordinary Warrants was $1.60 and the purchase price per each March 2023 Pre-Funded Warrant and associated Ordinary Warrants was $1.599. The Ordinary Warrants were immediately exercisable, expire five (5) years from the date of issuance and have an exercise price of $1.75 per ADS. The March 2023 Pre-Funded Warrants may be exercised at any time until all of the Pre-Funded Warrants are exercised in full at an exercise price of $0.001 per ADS. The total net proceeds from this offering were approximately $4.9 million, after deducting estimated offering expenses of approximately $0.6 million.

In connection with the March 2023 offering, the Company agreed that certain existing warrants to purchase up to an aggregate of 2,800,000 ADSs of the Company that were previously issued on November 30, 2022, at an exercise price of $5.00 per ADS and expiration dates of May 30, 2025 and May 30, 2028, were amended effective upon the closing of the March 2023 offering so that the amended warrants will have a reduced exercise price of $1.75 per ADS.

In the period from January 1, 2023 to October 31, 2023, the holders of prefunded warrants, exercised prefunded warrants to purchase 4,537,500 ADSs.

On April 3, 2023, the Company agreed with the loan note holder to extend the Redemption Date (as defined in the Loan Note) to January 15, 2024 and amend the Conversion Price (as defined in the Loan Note) of the outstanding loan notes to be the lesser of $1.00 or the lowest closing price of the Ordinary Shares during the ten (10) day period prior to the date the Noteholder delivers a notice of conversion to the Company, not to be lower than $0.20. In other respects the terms of the Loan Note remain unaltered. In addition, in consideration of amending the Loan Note, the Company agreed to issue a 5-year warrant to the loan note holder to subscribe for 200,000 Ordinary Shares in the share capital of the Company at an exercise price of $5.00.

In the period from April 3, 2023 to October 31, 2023, the holders of Loan Notes, converted notes with a value of $813,302 into 1,590,130 ADSs.

On August 30, 2023, we entered into an inducement offer letter agreement (the “Inducement Letter”) with certain holders (the “Holders”) of existing Series A, B and C warrants (the “Existing Warrants”) to purchase ordinary shares represented by American depositary shares (the “ADSs”) of the Company. The Existing Warrants were issued on November 30, 2022 and March 30, 2023, as amended on July 10, 2023, and have an exercise price of £0.35 per ADS.

Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 6,237,500 ADSs of the Company in consideration for the Company’s agreement to issue new Series D warrants to purchase ordinary shares represented by ADSs, to purchase up to 12,475,000 of the Company’s ordinary shares represented by ADSs. The Company received aggregate gross proceeds of approximately £2.2 million (approximately $2.8m) from the exercise of the Existing Warrants by the Holders, before deducting placement agent fees payable by the Company. As at October 31, 2023, 2,071,000 ADSs have been issued in connection with the Inducement Letter.

The offers, sales and issuances of the securities and loan notes described above were exempt from registration either (i) under Section 4(a)(2) of the Securities Act in that the transactions did not involve any public offering, (ii) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation or (iii) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

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Item 8. Exhibits and Financial Statement Schedules

Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
2.1	Deposit Agreement – Bank of New York Mellon for American Depositary Shares	F-1	333-260492	4.1	03/08/2022
2.2	Form of American Depositary Share (included in Exhibit 2.1)	F-1	333-260492	4.2	03/08/2022
2.3	Warrant Agent Agreement with Computershare Inc.	F-1	333-260492	4.4	03/08/2022
2.4	Form of Warrant Certificate (included in Exhibit 2.3)	F-1	333-260492	4.5	03/08/2022
2.5	Form of Ordinary Share Certificate	F-1	333-260492	4.6	03/08/2022
3.1	Articles of Association of TC BioPharm (Holdings) plc	F-1	333-260492	3.2	03/08/2022
4.1	Form of Representative Warrant	F-1	333-260492	4.3	03/08/2022
4.2	Form of 2014 Share Option Scheme of Registrant	F-1	333-260492	10.1	03/08/2022
4.3	Form of 2021 Share Option Scheme (including sub-plan for U.S. based persons) of Registrant	F-1	333-260492	10.2	03/08/2022
4.4	Form of 2021 Company Share Option Plan (CSOP) of Registrant	F-1	333-260492	10.3	03/08/2022
4.5	Convertible Loan Note, up to $20,000,000 in principal amount	F-1	333-260492	10.6	03/08/2022
4.6	Form of Lock Up Agreement of Pre-IPO Smaller Shareholders	F-1	333-260492	10.8	03/08/2022
4.7	Form of Lock Up Agreement of Pre-IPO Management and Larger Shareholders	F-1	333-260492	10.9	03/08/2022
4.8	Form of Lock Up Agreement of Holders of Convertible Loan Notes	F-1	333-260492	10.10	03/08/2022
4.9	Form of Deed of Indemnity for directors and officer	20-F	001-41231	4.10	05/13/2022
4,10	Description of Securities of Registrant	20-F	001-41231	4.11	05/13/2022
4.11	Code of Ethics of the Registrant	F-1	333-260492	11.1	03/08/2022
4.12	Form of Pre-Funded Warrant	6-K	001-41231	10.1	11/30/2022
4.13	Form of Series A and Series B Ordinary Warrant	6-K	001-41231	10.2	11/30/2022
4.14	Form of Placement Agent Warrant	6-K	001-41231	10.3	11/30/2022
4.15	Form of Pre-Funded Warrant	6-K	001-41231	10.1	03/30/2023
4.16	Form of Placement Agent Warrant	6-K	001-41231	10.3	03/30/2023
4.17	Form of Series C Ordinary Warrant	6-K	001-41231	10.2	03/30/2023
4.18	Form of Series D Ordinary Warrant	6-K	001-41231	4.1	08/31/2023
4.19	Form of Placement Agent Warrant issued in September 2023	F-3	333-274778	4.19	09/29/2023
5.1	Opinion of Addleshaw Goddard LLP	F-3	333-274778	5.1	09/29/2023
5.2	Opinion of Sheppard, Mullin, Richter & Hampton LLP ⸶	F-3	333-274778	5.2	09/29/2023
10.1	Form of Securities Purchase Agreement for Nov 2022 Private Placement	6-K	001-41231	10.4	11/30/2022
10.2	Form of Registration Rights Agreement for Nov 2022 Private Placement	6-K	001-41231	10.5	03/30/2023
10.3	Form of Securities Purchase Agreement	6-K	001-41231	10.4	03/30/2023
10.4	Warrant Amendment Agreement, dated March 27, 2023	6-K	001-41231	10.5	03/30/2023
10.5	Warrant Amendment Agreement, dated July 10, 2023	6-K	001-41231	10.1	07/24/2023
10.6	Inducement Letter, dated August 30, 2023	6-K	001-41231	10.1	08/31/2023
16.1	Letter of Ernst & Young LLP, dated November 18, 2022	6-K	001-41231	16.1	11/18/2022
21.1	List of Subsidiaries of Registrant	F-1	333-260492	21.1	03/08/2022
23.1	Consent of Marcum LLP, independent registered public accounting firm
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm
23.3	Consent of Addleshaw Goddard LLP (included in Exhibit 5.1)	F-3	333-274778	5.1	09/29/2023
23.4	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.2)	F-3	333-274778	5.2	09/29/2023
24.1	Power of Attorney (included as part of the signature page of original filed Registration Statement)	F-3	333-274778		09/29/2023
107	Filing Fee Table	F-3	333-274778	107	09/29/2023

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Item 9. Undertakings

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Exchange Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Exchange Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing this amended registration statement on Form F-1 with the Securities and Exchange Commission and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glasgow, Scotland, United Kingdom, on November 2, 2023.

TC BIOPHARM (HOLDINGS) PLC

By:	/s/ Bryan Kobel
Name:	Bryan Kobel
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bryan Kobel	Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2023
Bryan Kobel

/s/ Martin Thorp	Chief Financial Officer and Director (Principal Financial and	November 2, 2023
Martin Thorp	Accounting Officer)

*	Non-Executive Director	November 2, 2023
Dr Mark Bonyhadi

*	Non-Executive Director	November 2, 2023
James Culverwell

*	Chair of the Board and Non-Executive Director	November 2, 2023
Arlene Morris

*	Non-Executive Director	November 2, 2023
Edward Niemczyk

*By:	/s/ Bryan Kobel
Bryan Kobel
Attorney-in-Fact

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on November 2, 2023.

TC BioPharm (North America) Inc.

By:	/s/ Bryan Kobel
Name:	Bryan Kobel
Title:	Chief Executive Officer and Director

Authorized Representative in the United States

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